EXHIBIT 99.1

INFORMATION
.

For Immediate Release
January 27, 2016
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS FIRST QUARTER 2016 OPERATING RESULTS, DECLARES REGULAR CASH DIVIDEND, AND REAFFIRMS FISCAL 2016 GUIDANCE

GENERAL HIGHLIGHTS

CINCINNATI, Jan. 27, 2016 (GLOBE NEWSWIRE) -- Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported first quarter net revenues of $47.2 million, a decrease of 2% from the same period of the prior fiscal year;
•	reported first quarter operating income of $13.6 million, an increase of 7% from the same period of the prior fiscal year;
•	reported first quarter net earnings of $8.9 million, or $0.21 per diluted share, increases of 13% and 11%, respectively, compared to the fiscal 2015 first quarter;
•
declared the regular quarterly cash dividend of $0.20 per share for the first quarter of fiscal 2016 (annual indicated rate of $0.80 per share), the same as the regular quarterly rate for fiscal 2015; and

•	reaffirmed its fiscal 2016 guidance of per share diluted earnings between $0.86 and $0.90 on net revenues of $195 million to $200 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended December 31,

	2015	2014	% Change
Net Revenues	$47,160	$48,013	-2%
Operating Income	13,586	12,669	7%
Net Earnings	8,893	7,901	13%
Diluted Earnings per Share	$0.21	$0.19	11%

	December 31,
	2015	2014
Cash and Equivalents	$53,422	$49,516
Working Capital	107,499	96,220
Shareholders' Equity	168,574	160,846
Total Assets	186,435	177,438

COMPANY COMMENTS

John A. Kraeutler, Chairman of the Board and Chief Executive Officer, said, "The results for the first quarter clearly demonstrated the strength of the diversified Meridian portfolio, with multiple product lines experiencing revenue growth, and one of the most efficient operating systems in the industry.  A key highlight for the period was the achievement of a 67% gross profit margin, resulting in 13% net earnings growth in a market filled with headwinds.  Revenues were flat on a constant currency basis versus the prior year period and declined by 2% as reported.  Strong growth was reported in our H. pylori product line, up 19% in part due to promotional programs.  Our historical growth rate approximates 8-9% for this category.  The Life Science business enjoyed a solid quarter with revenues increasing by 4% as reported and up 6% on a constant currency basis. A weak respiratory season negatively impacted multiple diagnostic products including tests for Group A Strep, flu and Pertussis resulting in a 9% decline in respiratory revenues.  We also saw lower foodborne product sales, down 11% in a market that has recently been targeted by competing tests along with several panel-type offerings.

"Our illumigene® molecular platform, which now includes a ten assay menu, had a modest $10 million quarter, flat compared to the prior year on a constant currency basis and clearly impacted by weakness in tests for respiratory infections.  We added 26 new illumigene customers and now have nearly 1,500 users globally. A very recent highlight is that we are now shipping our first molecular test for detecting malaria pathogens.  Having completed product evaluations in Senegal, illumigene Malaria has been proven to be far more sensitive than current microscopy and rapid testing methods.   We are targeting $1 million in revenues for fiscal 2016 from existing channels with added revenue from non-governmental organizations (NGOs) coming late in the fiscal year.

"As mentioned earlier, the strength of Meridian Bioscience is in its diversified portfolio of products manufactured with superior efficiency.  The major contributors impacting our improvement in gross profit margins included benefits related to our insourced molecular manufacturing capabilities, which are expected to contribute more than $2 million in annual savings, strong operating results from our Life Science unit due primarily to higher volumes which yielded improved overhead absorption, and favorable product mix.  Operating expenses were well controlled and we experienced favorable currency benefits from expenses paid overseas.

"Our financial condition continues to be very strong and we have been active in evaluating a number of opportunities that we expect will add growth and capabilities in the future.  Further, with regard to external growth through acquisitions, we have always followed a highly disciplined approach, avoiding overpaying for uncertain assets and promises of great growth.  Our strengths, including well-established market channels and customers, and our operational efficiencies, have become more appreciated during the past year.  As a result, we are finding better receptivity and are now in the early stages of investigating a number of attractive acquisition candidates.  We have the structure, balance sheet, and market access to support and grow acquired companies.  I hope to report success in this area of new growth drivers later this year."

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.20 per share for the first quarter ended December 31, 2015.  The dividend is of record February 8, 2016 and payable February 18, 2016.  This annual indicated dividend rate of $0.80 per share remains the same as the rate in fiscal 2015.  Guided by the Company's policy of setting a payout ratio of between 75% and 85% of each fiscal year's expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including any acquisitions.

FISCAL 2016 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2016, management expects net revenues to be in the range of $195 million to $200 million and per share diluted earnings to be between $0.86 and $0.90.  The per share estimates assume an increase in average diluted shares outstanding from approximately 42.0 million at fiscal 2015 year end to approximately 42.2 million at fiscal 2016 year end.  The revenue and earnings guidance provided in this press release is from expected internal growth and does not include the impact of any acquisitions the Company might complete during fiscal 2016.

FINANCIAL CONDITION

The Company's financial condition is sound.  At December 31, 2015, current assets were $123.2 million compared to current liabilities of $15.7 million, resulting in working capital of $107.5 million and a current ratio of 7.8.  Cash and equivalents were $53.4 million and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility.  The Company has no bank debt obligations outstanding.

FIRST QUARTER UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the first quarters of fiscal 2016 and fiscal 2015.

	Three Months Ended December 31,
	2015	2014
Net revenues	$47,160	$48,013
Cost of sales	15,577	18,776
Gross profit	31,583	29,237

Operating expenses
Research and development	3,381	3,103
Selling and marketing	6,443	6,080
General and administrative	8,173	7,385
Total operating expenses	17,997	16,568

Operating income	13,586	12,669
Other income (expense), net	113	(576)
Earnings before income taxes	13,699	12,093
Income tax provision	4,806	4,192
Net earnings	$8,893	$7,901

Net earnings per basic common share	$0.21	$0.19
Basic common shares outstanding	41,947	41,607

Net earnings per diluted common share	$0.21	$0.19
Diluted common shares outstanding	42,327	41,941

The following table sets forth the unaudited segment data for the interim periods in fiscal 2016 and fiscal 2015 (in thousands).

	Three Months Ended December 31,
	2015	2014
Net revenues
Diagnostics	$35,301	$36,586
Life Science	11,859	11,427
	$47,160	$48,013
Operating Income
Diagnostics	$10,330	$10,284
Life Science	3,236	2,489
Eliminations	20	(104)
	$13,586	$12,669

FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  All statements that address operating performance or events or developments that Meridian expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted earnings and revenue, are forward-looking statements.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Specifically, Meridian's forward-looking statements are, and will be, based on management's then-current views and assumptions regarding future events and operating performance.  Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition, and its ability to effectively sell such products.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Meridian relies on proprietary, patented and licensed technologies, and the Company's ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers, can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  The international scope of Meridian's operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian's ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof, and any similar initiatives in other countries on its results of operations.  Efforts to reduce the U.S. federal deficit, breaches of Meridian's information technology systems and natural disasters and other events could have a materially adverse effect on Meridian's results of operations and revenues.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian's diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of health care. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 70 countries around the world. The Company's shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.